Exhibit 99.1
Wynn Resorts, Limited Reports Second Quarter 2018 Results

LAS VEGAS, August 1, 2018 — Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the second quarter ended June 30, 2018. The results reflect the Company’s adoption of the new revenue recognition standard ("ASC 606"), effective January 1, 2018. Certain prior period amounts have been adjusted to reflect the full retrospective adoption of ASC 606, with no impact on operating income, net income or Adjusted Property EBITDA (1).

Operating revenues were $1.61 billion for the second quarter of 2018, an increase of 9.0%, or $132.5 million, from $1.47 billion for the same period of 2017. Operating revenues from Wynn Palace and our Las Vegas Operations increased $224.2 million and $3.5 million, respectively, compared to the same period of 2017. These increases were offset by a decrease of $95.2 million from Wynn Macau.

On a U.S. generally accepted accounting principles ("GAAP") basis, net income attributable to Wynn Resorts, Limited was $155.8 million, or $1.44 per diluted share, for the second quarter of 2018, compared to $74.9 million, or $0.73 per diluted share, for the same period of 2017. The increase in net income attributable to Wynn Resorts, Limited was primarily due to an increase in operating income from Wynn Palace. Adjusted net income attributable to Wynn Resorts, Limited (2) was $166.2 million, or $1.53 per diluted share, for the second quarter of 2018, compared to $129.4 million, or $1.26 per diluted share, for the same period of 2017.

Adjusted Property EBITDA was $476.4 million for the second quarter of 2018, an increase of 10.8%, or $46.3 million, from $430.0 million for the same period of 2017. Adjusted Property EBITDA from Wynn Palace increased $91.9 million compared to the same period of 2017. This increase was offset by decreases of $37.5 million and $8.1 million from Wynn Macau and our Las Vegas Operations, respectively.

Wynn Resorts, Limited also announced today that the Company has approved a cash dividend of $0.75 per share, payable on August 28, 2018 to stockholders of record as of August 16, 2018.

Macau Operations

Wynn Macau

Operating revenues from Wynn Macau were $543.3 million for the second quarter of 2018, a 14.9% decrease from $638.5 million for the same period of 2017. Adjusted Property EBITDA from Wynn Macau was $172.9 million for the second quarter of 2018, a 17.8% decrease from $210.4 million for the same period of 2017.

Casino revenues from Wynn Macau were $473.3 million for the second quarter of 2018, an 18.1% decrease from $578.1 million for the same period of 2017. Table games turnover in VIP operations was $13.93 billion, a 13.1% decrease from $16.02 billion for the same period of 2017. VIP table games win as a percentage of turnover was 2.56%, below the expected range of 2.7% to 3.0% and the 3.53% experienced in the second quarter of 2017. Table drop in mass market operations was $1.29 billion, a 21.1% increase from $1.07 billion for the second quarter of 2017. Table games win in mass market operations was $252.0 million, a 13.8% increase from $221.6 million for the second quarter of 2017. Table games win percentage in mass market operations was 19.5%, below the 20.8% experienced in the second quarter of 2017. Slot machine handle was $963.6 million, an 11.0% increase from $867.9 million for the second quarter of 2017, while slot machine win increased 2.3% to $40.4 million.

Non-casino revenues from Wynn Macau were $70.0 million for the second quarter of 2018, a 15.9% increase from $60.4 million for the same period of 2017. Room revenues were $27.1 million for the second quarter of 2018, a 16.0% increase from $23.3 million for the same period of 2017. Average daily rate ("ADR") was $272, a 15.7% increase from $235 for the second quarter of 2017. Occupancy increased to 99.4% for the second quarter of 2018, from 97.5% for the same period of 2017. Revenue per available room ("REVPAR") was $271, an 18.3% increase from $229 for the second quarter of 2017.

Wynn Palace

Operating revenues from Wynn Palace were $620.6 million for the second quarter of 2018, a 56.6% increase from $396.4 million for the same period of 2017. Adjusted Property EBITDA from Wynn Palace was $179.3 million for the second quarter of 2018, a 105.1% increase from $87.4 million for the same period of 2017.

Casino revenues from Wynn Palace were $525.0 million for the second quarter of 2018, a 62.4% increase from $323.3 million for the same period of 2017. Table games turnover in VIP operations was $14.03 billion, a 20.9% increase from $11.60 billion for the second quarter of 2017. VIP table games win as a percentage of turnover was 3.00%, within the expected range of 2.7% to 3.0% and above the 2.18% experienced in the second quarter of 2017. Table drop in mass market operations was $1.22 billion, a 67.2% increase from $729.0 million for the second quarter of 2017. Table games win in mass market operations was $280.6 million, a 66.3% increase from $168.7 million for the second quarter of 2017. Table games win percentage in mass market operations was 23.0%, slightly below the 23.1% experienced in the second quarter of 2017. Slot machine handle was $941.0 million, a 43.0% increase from $657.9 million for the second quarter of 2017, while slot machine win increased 26.9% to $44.2 million for the second quarter of 2018.

Non-casino revenues from Wynn Palace were $95.6 million for the second quarter of 2018, a 30.6% increase from $73.1 million for the same period of 2017. Room revenues were $40.7 million for the second quarter of 2018, a 46.2% increase from $27.9 million for the same period of 2017. ADR was $254, a 36.6% increase from $186 for the second quarter of 2017. Occupancy was flat at 96.2% for the second quarter of 2018, compared to the same period of 2017. REVPAR was $245, a 37.6% increase from $178 for the second quarter of 2017.

Las Vegas Operations

Operating revenues from our Las Vegas Operations were $441.6 million for the second quarter of 2018, a 0.8% increase from $438.0 million for the same period of 2017. Adjusted Property EBITDA from our Las Vegas Operations was $124.2 million, a 6.1% decrease from $132.2 million for the second quarter of 2017.

Casino revenues from our Las Vegas Operations were $101.7 million for the second quarter of 2018, a 1.2% increase from $100.5 million for the same period of 2017. Table games drop was $403.7 million, a 3.7% decrease from $419.3 million for the second quarter of 2017. Table games win was flat at $101.0 million for the second quarter of 2018, compared to the same period of 2017. Table games win percentage was 25.0%, within the expected range of 22% to 26% and above the 24.2% experienced in the second quarter of 2017. Slot machine handle was $778.4 million, a 1.8% increase from $764.8 million for the second quarter of 2017, while slot machine win decreased 6.8% to $49.4 million.

Non-casino revenues from our Las Vegas Operations were $339.8 million for the second quarter of 2018, a 0.7% increase from $337.5 million for the same period of 2017. Room revenues were $118.3 million for the second quarter of 2018, a 4.0% increase from $113.7 million for the same period of 2017. ADR was $313, a 5.0% increase from $298 for the second quarter of 2017. Occupancy decreased to 87.7% for the second quarter of 2018, from 88.7% for the same period of 2017. REVPAR was $274, a 3.4% increase from $265 for the second quarter of 2017. Food and beverage revenues increased 2.3%, to $170.9 million for the second quarter of 2018, compared to the same period of 2017. Entertainment, retail and other revenues decreased 10.7%, to $50.7 million for the second quarter of 2018, compared to the same period of 2017.

Encore Boston Harbor Project in Massachusetts

The Company is currently constructing Encore Boston Harbor, an integrated resort in Everett, Massachusetts, located adjacent to Boston along the Mystic River. The resort will contain a hotel, a waterfront boardwalk, meeting and convention space, casino space, a spa, retail offerings and food and beverage outlets. The total project budget, including gaming license fees, construction costs, capitalized interest, pre-opening expenses and land costs, is estimated to be approximately $2.5 billion. As of June 30, 2018, we have incurred $1.64 billion in total project costs. We expect to open Encore Boston Harbor in mid-2019.

Balance Sheet

Our cash and cash equivalents, restricted cash and investment securities as of June 30, 2018 were $1.58 billion.

Total debt outstanding at the end of the quarter was $8.31 billion, including $4.23 billion of Macau related debt, $3.10 billion of Wynn Las Vegas debt and $985.9 million at the parent company and other.

On July 25, 2018, certain subsidiaries in the Company’s retail joint venture (the “Borrowers”) entered into a $615.0 million term loan agreement (the “Retail Term Loan”). The Borrowers own approximately 162,000 square feet of retail space at Wynn Las Vegas, and each of the Borrowers is a 50.1%-owned subsidiary of the Company, with the other 49.9% owned by Crown Acquisitions Inc. The Retail Term Loan matures in July 2025 and bears interest at LIBOR plus 1.70% per annum. The Borrowers distributed approximately $589 million of the net proceeds of the Retail Term Loan to their members. The Company intends to use its portion of the net proceeds for the construction of Encore Boston Harbor and for other general corporate purposes.

Conference Call and Other Information

The Company will hold a conference call to discuss its results, including the results of Wynn Las Vegas, LLC, on August 1, 2018 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com.

On August 8, 2018, the Company will make Wynn Las Vegas, LLC financial information for the quarter ended June 30, 2018 available to noteholders, prospective investors, broker-dealers and securities analysts. Please contact our investor relations office at 702-770-7555 or at investorrelations@wynnresorts.com, to obtain access to such financial information.

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those we express in these forward-looking statements, including, but not limited to, controversy, regulatory action, litigation and investigations related to Stephen A. Wynn and his separation from the Company, extensive regulation of our business, pending or future claims and legal proceedings, ability to maintain gaming licenses and concessions, dependence on key employees, general global political and economic conditions, adverse tourism trends, dependence on a limited number of resorts, competition in the casino/hotel and resort industries, uncertainties over the development and success of new gaming and resort properties, construction risks, cybersecurity risk and our leverage and debt service. Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

(1) “Adjusted Property EBITDA” is net income before interest, income taxes, depreciation and amortization, litigation settlement expense, pre-opening expenses, property charges and other, management and license fees, corporate expenses and other (including intercompany golf course and water rights leases), stock-based compensation, gain (loss) on extinguishment of debt, change in interest rate swap fair value, change in Redemption Note fair value and other non-operating income and expenses. Adjusted Property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted Property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors, as well as a basis for determining certain incentive compensation. The Company also presents Adjusted Property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges, corporate expenses and stock-based compensation, that do not relate to the management of specific casino properties. However, Adjusted Property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income, Adjusted Property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, income taxes and other non-recurring charges, which are not reflected in Adjusted Property EBITDA. Also, Wynn Resorts’ calculation of Adjusted Property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

(2) “Adjusted net income attributable to Wynn Resorts, Limited” is net income (loss) attributable to Wynn Resorts, Limited before litigation settlement expense, pre-opening expenses, property charges and other, change in interest rate swap fair value, change in Redemption Note fair value, gain (loss) on extinguishment of debt, foreign currency remeasurement loss, net of noncontrolling interests and income taxes calculated using the specific tax treatment applicable to the adjustments based on their respective jurisdictions. Adjusted net income attributable to Wynn Resorts, Limited and adjusted net income attributable to Wynn Resorts, Limited per diluted share are presented as supplemental disclosures to financial measures in accordance with GAAP because management believes that these non-GAAP financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to net income (loss) and earnings (loss) per share computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income attributable to Wynn Resorts, Limited and adjusted net income attributable to Wynn Resorts, Limited per diluted share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income (loss) attributable to Wynn Resorts, Limited to adjusted net income attributable to Wynn Resorts, Limited, (ii) operating income (loss) to Adjusted Property EBITDA, and (iii) net income (loss) attributable to Wynn Resorts, Limited to Adjusted Property EBITDA.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
		(as adjusted)		(as adjusted)
Operating revenues:
Casino	$1,100,027	$1,001,828	$2,342,166	$1,991,568
Rooms	186,051	164,940	376,361	333,764
Food and beverage	214,867	204,294	387,089	368,827
Entertainment, retail and other	104,479	101,830	215,386	202,490
Total operating revenues	1,605,424	1,472,892	3,321,002	2,896,649
Operating expenses:
Casino	707,194	648,616	1,471,595	1,278,412
Rooms	63,675	62,021	126,872	122,788
Food and beverage	168,296	154,744	305,954	286,512
Entertainment, retail and other	46,589	46,927	94,619	93,992
General and administrative	183,631	164,169	353,216	324,131
Litigation settlement	—	—	463,557	—
Benefit for doubtful accounts	(1,390)	(2,083)	(699)	(6,249)
Pre-opening	11,196	6,758	21,541	12,537
Depreciation and amortization	137,870	137,686	274,227	277,506
Property charges and other	8,791	7,165	11,842	10,201
Total operating expenses	1,325,852	1,226,003	3,122,724	2,399,830
Operating income	279,572	246,889	198,278	496,819
Other income (expense):
Interest income	6,861	7,080	14,081	13,551
Interest expense, net of amounts capitalized	(89,898)	(97,739)	(188,125)	(196,001)
Change in interest rate swap fair value	—	(283)	—	(1,054)
Change in Redemption Note fair value	—	(12,417)	(69,331)	(28,264)
Gain (loss) on extinguishment of debt	—	(22,287)	2,329	(22,287)
Other	(957)	(11,840)	(10,177)	(17,947)
Other income (expense), net	(83,994)	(137,486)	(251,223)	(252,002)
Income (loss) before income taxes	195,578	109,403	(52,945)	244,817
Benefit (provision) for income taxes	9,702	(2,607)	120,747	(5,497)
Net income	205,280	106,796	67,802	239,320
Less: net income attributable to noncontrolling interests	(49,524)	(31,880)	(116,353)	(63,589)
Net income (loss) attributable to Wynn Resorts, Limited	$155,756	$74,916	$(48,551)	$175,731
Basic and diluted income (loss) per common share:
Net income (loss) attributable to Wynn Resorts, Limited:
Basic	$1.44	$0.73	$(0.46)	$1.73
Diluted	$1.44	$0.73	$(0.46)	$1.72
Weighted average common shares outstanding:
Basic	107,792	101,944	105,195	101,851
Diluted	108,405	102,494	105,195	102,274
Dividends declared per common share:	$0.75	$0.50	$1.25	$1.00

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO WYNN RESORTS, LIMITED
TO ADJUSTED NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income (loss) attributable to Wynn Resorts, Limited	$155,756	$74,916	$(48,551)	$175,731
Litigation settlement expense	—	—	463,557	—
Pre-opening expenses	11,196	6,758	21,541	12,537
Property charges and other	8,791	7,165	11,842	10,201
Change in interest rate swap fair value	—	283	—	1,054
Change in Redemption Note fair value	—	12,417	69,331	28,264
(Gain) loss on extinguishment of debt	—	22,287	(2,329)	22,287
Foreign currency remeasurement loss	957	11,840	10,177	17,947
Income tax impact on adjustments	(8,558)	(2,439)	(117,386)	(1,770)
Noncontrolling interests impact on adjustments	(1,934)	(3,788)	(5,002)	(5,927)
Adjusted net income attributable to Wynn Resorts, Limited	$166,208	$129,439	$403,180	$260,324
Adjusted net income attributable to Wynn Resorts, Limited per diluted share	$1.53	$1.26	$3.81	$2.55

Weighted average common shares outstanding - diluted	108,405	102,494	105,812	102,274

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
(in thousands)
(unaudited)

	Three Months Ended June 30, 2018
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expense and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Macau	$126,268	$—	$21,604	$721	$20,488	$2,224	$1,623	$172,928
Wynn Palace	82,501	—	64,457	5,633	23,663	2,020	991	179,265
Other Macau	(3,176)	—	1,105	54	—	1,848	169	—
Total Macau Operations	205,593	—	87,166	6,408	44,151	6,092	2,783	352,193
Las Vegas Operations	51,150	2	47,579	429	20,299	3,702	996	124,157
Corporate and Other	22,829	11,194	3,125	1,954	(64,450)	19,785	5,563	—
Total	$279,572	$11,196	$137,870	$8,791	$—	$29,579	$9,342	$476,350

	Three Months Ended June 30, 2017
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expense and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Macau	$153,711	$—	$24,600	$821	$26,818	$2,344	$2,104	$210,398
Wynn Palace	3,140	—	64,092	662	16,080	2,161	1,268	87,403
Other Macau	(2,996)	—	1,130	6	—	1,692	168	—
Total Macau Operations	153,855	—	89,822	1,489	42,898	6,197	3,540	297,801
Las Vegas Operations	60,868	272	45,155	5,683	12,263	7,496	473	132,210
Corporate and Other	32,166	6,486	2,709	(7)	(55,161)	7,240	6,567	—
Total	$246,889	$6,758	$137,686	$7,165	$—	$20,933	$10,580	$430,011

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
(in thousands) (unaudited)
(continued)

	Six Months Ended June 30, 2018
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expense and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Macau	$285,729	$—	$43,774	$1,489	$43,854	$4,088	$3,816	$382,750
Wynn Palace	201,972	—	128,881	6,660	47,888	3,472	2,303	391,176
Other Macau	(7,146)	—	2,211	63	—	4,538	334	—
Total Macau Operations	480,555	—	174,866	8,212	91,742	12,098	6,453	773,926
Las Vegas Operations	123,024	8	93,362	1,758	40,338	6,650	1,613	266,753
Corporate and Other (1)	(405,301)	21,533	5,999	1,872	(132,080)	499,397	8,580	—
Total	$198,278	$21,541	$274,227	$11,842	$—	$518,145	$16,646	$1,040,679

	Six Months Ended June 30, 2017
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expense and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Macau	$281,852	$—	$49,309	$1,536	$49,628	$5,202	$3,977	$391,504
Wynn Palace	28,011	—	128,687	760	34,751	4,546	2,504	199,259
Other Macau	(5,964)	—	2,261	6	—	3,369	328	—
Total Macau Operations	303,899	—	180,257	2,302	84,379	13,117	6,809	590,763
Las Vegas Operations	128,334	511	92,012	7,410	24,733	12,843	944	266,787
Corporate and Other	64,586	12,026	5,237	489	(109,112)	15,740	11,034	—
Total	$496,819	$12,537	$277,506	$10,201	$—	$41,700	$18,787	$857,550

(1) Corporate expense and other includes litigation settlement expense of $463.6 million.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO WYNN RESORTS, LIMITED TO
ADJUSTED PROPERTY EBITDA
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income (loss) attributable to Wynn Resorts, Limited	$155,756	$74,916	$(48,551)	$175,731
Net income attributable to noncontrolling interests	49,524	31,880	116,353	63,589
Litigation settlement expense	—	—	463,557	—
Pre-opening expenses	11,196	6,758	21,541	12,537
Depreciation and amortization	137,870	137,686	274,227	277,506
Property charges and other	8,791	7,165	11,842	10,201
Corporate expense and other	29,579	20,933	54,588	41,700
Stock-based compensation	9,342	10,580	16,646	18,787
Interest income	(6,861)	(7,080)	(14,081)	(13,551)
Interest expense, net of amounts capitalized	89,898	97,739	188,125	196,001
Change in interest rate swap fair value	—	283	—	1,054
Change in Redemption Note fair value	—	12,417	69,331	28,264
(Gain) loss on extinguishment of debt	—	22,287	(2,329)	22,287
Other	957	11,840	10,177	17,947
(Benefit) provision for income taxes	(9,702)	2,607	(120,747)	5,497
Adjusted Property EBITDA	$476,350	$430,011	$1,040,679	$857,550

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE
(dollars in thousands, except for win per unit per day, ADR and REVPAR)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Macau Operations:
Wynn Macau:
VIP:
Average number of table games	112	98	113	92
VIP turnover	$13,928,463	$16,023,080	$31,015,918	$29,307,843
VIP table games win (1)	$357,166	$566,091	$802,355	$1,005,002
VIP table games win as a % of turnover	2.56%	3.53%	2.59%	3.43%
Table games win per unit per day	$35,044	$63,735	$39,295	$60,129
Mass market:
Average number of table games	204	205	203	204
Table drop (2)	$1,293,154	$1,067,718	$2,615,969	$2,204,614
Table games win (1)	$252,038	$221,567	$508,519	$434,471
Table games win %	19.5%	20.8%	19.4%	19.7%
Table games win per unit per day	$13,577	$11,903	$13,808	$11,755
Average number of slot machines	922	917	930	901
Slot machine handle	$963,635	$867,889	$1,966,454	$1,724,572
Slot machine win (3)	$40,426	$39,531	$82,191	$78,085
Slot machine win per unit per day	$482	$474	$488	$479
Room statistics:
Occupancy	99.4%	97.5%	99.2%	96.6%
ADR (4)	$272	$235	$282	$241
REVPAR (5)	$271	$229	$279	$233

Wynn Palace:
VIP:
Average number of table games	115	105	115	98
VIP turnover	$14,029,065	$11,604,672	$29,414,898	$22,646,354
VIP table games win (1)	$420,181	$252,641	$820,072	$587,383
VIP table games win as a % of turnover	3.00%	2.18%	2.79%	2.59%
Table games win per unit per day	$40,036	$26,541	$39,289	$33,141
Mass market:
Average number of table games	211	202	211	206
Table drop (2)	$1,218,863	$729,006	$2,436,064	$1,499,024
Table games win (1)	$280,568	$168,746	$590,728	$336,373
Table games win %	23.0%	23.1%	24.2%	22.4%
Table games win per unit per day	$14,632	$9,203	$15,482	$9,019
Average number of slot machines	1,069	1,025	1,065	1,011
Slot machine handle	$940,972	$657,850	$1,999,068	$1,315,430
Slot machine win (3)	$44,164	$34,814	$99,949	$68,748
Slot machine win per unit per day	$454	$373	$518	$376
Room statistics:
Occupancy	96.2%	96.2%	96.5%	95.9%
ADR (4)	$254	$186	$253	$190
REVPAR (5)	$245	$178	$244	$182

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE
(dollars in thousands, except for win per unit per day, ADR and REVPAR)
(continued) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Las Vegas Operations:
Average number of table games	236	234	237	235
Table drop (2)	$403,730	$419,338	$940,311	$877,935
Table games win (1)	$100,987	$101,300	$255,420	$232,147
Table games win %	25.0%	24.2%	27.2%	26.4%
Table games win per unit per day	$4,694	$4,749	$5,950	$5,448
Average number of slot machines	1,820	1,836	1,825	1,871
Slot machine handle	$778,447	$764,786	$1,522,580	$1,530,700
Slot machine win (3)	$49,418	$53,017	$98,681	$102,735
Slot machine win per unit per day	$298	$317	$299	$303
Room statistics:
Occupancy	87.7%	88.7%	85.8%	87.1%
ADR (4)	$313	$298	$326	$307
REVPAR (5)	$274	$265	$280	$268

(1) Table games win is shown before discounts, commissions and the allocation of casino revenues to rooms, food and beverage and other revenues for services provided to casino customers on a complimentary basis.
(2) In Macau, table drop is the amount of cash that is deposited in a gaming table’s drop box plus cash chips purchased at the casino cage. In Las Vegas, table drop is the amount of cash and net markers issued that are deposited in a gaming table’s drop box.
(3) Slot machine win is calculated as gross slot machine win minus progressive accruals and free play.
(4) ADR is average daily rate and is calculated by dividing total room revenues including complimentaries (less service charges, if any) by total rooms occupied. The prior period amounts have been adjusted to reflect the full retrospective adoption of ASC 606.
(5) REVPAR is revenue per available room and is calculated by dividing total room revenues including complimentaries (less service charges, if any) by total rooms available. The prior period amounts have been adjusted to reflect the full retrospective adoption of ASC 606.

SOURCE:
Wynn Resorts, Limited
CONTACT:
Robert Amerine
702-770-7555
investorrelations@wynnresorts.com